Exhibit 99.1

For further information:

David A. Crittenden

Chief Financial Officer

DCrittenden@goutsi.com

(586) 467-1427

Universal Truckload Services, Inc. Reports Second Quarter 2015 Financial Results

Warren, MI – July 23, 2015 — Universal Truckload Services, Inc. (NASDAQ: UACL) today reported second quarter 2015 net income of $13.3 million, or $0.44 per basic and diluted share, on total operating revenues of $295.0 million. This compares to $13.6 million, or $0.45 per basic and diluted share, during second quarter 2014 on total operating revenues of $307.5 million.

Operating revenues from transportation services decreased $17.4 million, or 8.8%, to $180.1 million in the quarter ended June 27, 2015, due to a 6.8% year-over-year decrease in loads and a 2.8% decrease in average operating revenues per load, excluding fuel surcharges, compared to the quarter ended June 28, 2014. As previously communicated, second quarter 2015 operating revenues reflect lower demand, particularly in our steel, energy and other heavy haul operations, but a generally more stable volume and pricing environment for truckload transportation services compared to earlier 2015.

Value-added services revenues decreased $0.9 million in the most recent quarter, due to fewer operating locations compared to the comparable period last year. Revenues from intermodal services increased 17.1%, to $39.8 million from $34.0 million in the second quarter of 2014. The $5.8 million net increase in revenues from intermodal services includes a $5.9 million, or 19.2% increase in our intermodal drayage services, which is benefiting from increased import activity, capacity shifted from other businesses, and a 12.6% increase in average operating revenues per loaded mile, excluding fuel surcharges.

Consolidated income from operations decreased 6.1% to $22.9 million, compared to $24.4 million in second quarter 2014. EBITDA decreased 1.9% to $31.8 million in second quarter 2015, compared to $32.4 million one year earlier. Our operating margin and EBITDA margin for second quarter 2015 are 7.8% and 10.8% of operating revenues. These profitability metrics compare to 7.9% and 10.5%, respectively, in second quarter 2014. Consolidated income from operations in the quarter ended June 27, 2015 also reflects a $1.2 million decrease in selling, general and administrative expenses, which are partially offset by a $0.8 million increase in depreciation and amortization expense.

Income from operations in our transportation segment decreased $0.6 million, or 6.1%, to $9.2 million in second quarter 2015 from $9.8 million one year ago, due to a $6.7 million decline in transportation segment revenues. Income from operations in our logistics segment decreased $3.4 million, or 21.1%, to $12.7 million from $16.1 million in the comparable 2014 quarter. Logistics segment income, which originates from Universal’s value-added services and dedicated transportation operations, is lower in second quarter 2015 compared to a year earlier primarily due to changes in the number of operating locations. Logistics segment revenue in second quarter 2015 declined 5.2% or $5.9 million, reflecting the impact of customer-dedicated facilities we closed in second quarter 2014 among other factors.

Universal’s Chief Executive Officer, Jeff Rogers, observed, “Demand for our transportation and logistics services met our recent expectations, reflecting continuing weakness in truckload volumes, but steady volumes and firm pricing in other businesses. We are especially pleased with the continuing strength of our intermodal business, which is prospering due to drayage operations benefiting from increased international trade. Our value-added services also achieved anticipated revenues and margins in the second quarter, as we began the launch of a large value-added project which will positively impact financial results later this year.

“Universal’s recent tender offer reduced the number of Universal shares outstanding by about 5.3%, returning capital not needed to support our asset-light business model to our shareholders and enhancing future EPS. Our commercial focus remains driver development, extending relationships with existing customers, and new customer acquisition. These strategies will drive the growth of our intermodal, brokerage and logistics businesses and, we believe, improve the value of our truckload and dedicated transportation services businesses as well.”

Universal calculates and reports selected financial metrics in connection with lending arrangements, or to isolate and exclude the impact of non-operating expenses related to our corporate development activities. These statistics are described in more detail below in the section captioned “Non-GAAP Financial Measures.”

As of June 27, 2015, we held cash and cash equivalents totaling $7.7 million and marketable securities totaling $15.1 million. Outstanding debt totaled $221.6 million and obligations pursuant to capital leases were valued at $2.5 million. Capital expenditures in second quarter 2015 totaled $7.0 million.

Universal Truckload Services, Inc. also announced today that our Board of Directors has declared a quarterly cash dividend of $0.07 per share of common stock. The dividend is payable to shareholders of record at the close of business on August 3, 2015 and is expected to be paid on August 13, 2015.

Conference call:

We invite analysts and investors to participate in our quarterly financial performance conference call, during which Jeff Rogers and David Crittenden, CFO, will discuss Universal’s second quarter 2015 financial performance, the demand outlook in our key markets, trends impacting our business, and the outcome of our modified “Dutch auction” tender offer, which expired on July 8, 2015.

Quarterly Earnings Conference Call Dial-in Details:

Time:	10:00 AM EDT
Date:	Friday, July 24, 2015
Call Toll Free:	(866) 622-0924
International Dial-in:	+1 (660) 422-4956
Conference ID:	74274014

A replay of the conference will be available beginning two hours after the call through August 21, 2015, by calling (855) 859-2056 (toll free) or +1 (404) 537-3406 (toll) and using conference ID 74274014. The call will also be available on investors.goutsi.com.

About Universal:

Universal Truckload Services, Inc. is a leading asset-light provider of customized transportation and logistics solutions throughout the United States, and in Mexico, Canada and Colombia. We provide our customers with supply chain solutions that can be scaled to meet their changing demands and volumes. We offer our customers a broad array of services across their entire supply chain, including transportation, intermodal, and value-added services.

Forward Looking Statements

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 27,	June 28,	June 27,	June 28,
	2015	2014	2015	2014
Operating revenues:
Transportation services	$180,150	$197,505	$340,554	$377,321
Value-added services	75,105	76,009	145,323	145,489
Intermodal services	39,752	34,035	72,691	64,103

Total operating revenues	295,007	307,549	558,568	586,913

Operating expenses:
Purchased transportation and equipment rent	149,085	155,518	281,165	295,943
Direct personnel and related benefits	53,748	55,783	105,258	109,354
Commission expense	9,543	11,022	18,361	20,753

Operating expense (exclusive of items shown separately)	29,096	31,081	56,141	62,099
Occupancy expense	6,607	6,286	13,434	12,593
Selling, general and administrative	9,266	10,451	18,272	19,872
Insurance and claims	5,875	4,973	10,045	11,594
Depreciation and amortization	8,867	8,022	17,905	15,663

Total operating expenses	272,087	283,136	520,581	547,871

Income from operations	22,920	24,413	37,987	39,042
Interest expense, net	(1,901)	(2,463)	(3,743)	(4,038)
Other non-operating income	565	125	672	214

Income before provision for income taxes	21,584	22,075	34,916	35,218
Provision for income taxes	8,300	8,442	13,468	13,461

Net income	$13,284	$13,633	$21,448	$21,757

Earnings per common share:
Basic	$0.44	$0.45	$0.72	$0.72
Diluted	$0.44	$0.45	$0.72	$0.72

Weighted average number of common shares outstanding:
Basic	29,979	30,054	29,985	30,082
Diluted	29,980	30,092	29,990	30,124

Dividends declared per common share:	$0.07	$0.07	$0.14	$0.14

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	June 27, 2015	December 31, 2014
Assets
Cash and cash equivalents	$7,707	$8,001
Marketable securities	15,125	14,309
Accounts receivable - net	161,037	151,107
Other current assets	52,748	42,863

Total current assets	236,617	216,280
Property and equipment - net	173,607	178,069
Other long-term assets - net	129,191	134,665

Total assets	$539,415	$529,014

Liabilities and shareholders’ equity
Current liabilities, excluding current maturities of capital lease obligations and debt	$113,966	$103,389
Capital lease obligations	2,473	3,031
Debt	221,643	235,298
Other long-term liabilities	48,323	50,135

Total liabilities	386,405	391,853
Total shareholders’ equity	153,010	137,161

Total liabilities and shareholders’ equity	$539,415	$529,014

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Summary of Operating Data

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 27,	June 28,	June 27,	June 28,
	2015	2014	2015	2014
Transportation Services:
Average operating revenues per loaded mile (a)	$2.71	$2.93	$2.70	$2.95
Average operating revenues per loaded mile, excluding fuel surcharges, where separately identifiable (a)	$2.47	$2.54	$2.45	$2.55
Average operating revenues per load (a)	$1,034	$1,031	$1,015	$1,039
Average operating revenues per load, excluding fuel surcharges, where separately identifiable (a)	$941	$892	$923	$898
Average length of haul (a) (b)	381	351	376	353
Number of loads (a)	155,874	167,299	302,685	317,660

Value Added Services:
Number of facilities (c)
Customer provided	17	19	17	19
Company leased	31	28	31	28

Total	48	47	48	47

Intermodal Services:
Drayage (in thousands)	$36,513	$30,629	$66,136	$57,573
Domestic Intermodal (in thousands)	441	743	1,250	1,547
Depot (in thousands)	2,798	2,663	5,305	4,983

Total (in thousands)	$39,752	$34,035	$72,691	$64,103

Average operating revenues per loaded mile	$5.68	$5.30	$5.41	$5.21
Average operating revenues per loaded mile, excluding fuel surcharges, where separately identifiable	$4.82	$4.28	$4.51	$4.20
Average operating revenues per load	$428	$395	$414	$397
Average operating revenues per load, excluding fuel surcharges, where separately identifiable	$363	$319	$346	$320
Number of loads	85,250	77,460	159,566	145,081
Number of container yards	10	11	10	11

(a)	Excludes operating data from Universal Logistics Solutions International, Inc., in order to improve the relevance of the statistical data related to our brokerage services and improve the comparability to our peer companies. Also excludes final mile delivery and shuttle service loads.
(b)	Average length of haul is computed using loaded miles, excluding final mile delivery and shuttle service loads.
(c)	Excludes storage yards, terminals and office facilities.

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Summary of Operating Data - Continued

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 27,	June 28,	June 27,	June 28,
	2015	2014	2015	2014
Average Headcount:
Employees	4,474	4,251	4,389	4,241
Full time equivalents	1,510	1,539	1,447	1,583

Total	5,984	5,790	5,836	5,824

Average number of tractors:
Provided by owner-operators	3,303	3,323	3,282	3,309
Owned	839	801	841	779
Third party lease	24	67	30	77

Total	4,166	4,191	4,152	4,165

Operating Revenues by Segment:
Transportation	$188,724	$195,374	$355,957	$370,723
Logistics	106,181	112,062	202,412	215,968
Other	102	113	199	222

	$295,007	$307,549	$558,568	$586,913

Income from Operations by Segment:
Transportation	$9,166	$9,819	$15,516	$15,129
Logistics	12,725	16,081	21,498	25,762
Other	1,029	(1,487)	973	(1,849)

	$22,920	$24,413	$37,987	$39,042

Non-GAAP Financial Measures

In addition to providing consolidated financial statements based on generally accepted accounting principles in the United States of America (GAAP), we are providing additional financial measures that are not required by or prepared in accordance with GAAP (non-GAAP). We present EBITDA as supplemental measures of our performance. We define EBITDA as net income plus (i) interest expense, net, (ii) provision for income taxes and (iii) depreciation and amortization, and less other non-operating income, or EBITDA. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis.

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, we are presenting the most directly comparable GAAP financial measure and reconciling the non-GAAP financial measure to the comparable GAAP measure. Set forth below is a reconciliation of net income, the most comparable GAAP measure, to EBITDA for each of the periods indicated:

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 27,	June 28,	June 27,	June 28,
	2015	2014	2015	2014
	( in thousands)		( in thousands)
EBITDA
Net income	$13,284	$13,633	$21,448	$21,757
Provision for income taxes	8,300	8,442	13,468	13,461
Interest expense, net	1,901	2,463	3,743	4,038
Depreciation and amortization	8,867	8,022	17,905	15,663
Other non-operating income	(565)	(125)	(672)	(214)

EBITDA	$31,787	$32,435	$55,892	$54,705

EBITDA margin (a)	10.8%	10.5%	10.0%	9.3%

(a)	EBITDA margin is computed by dividing EBITDA by total operating revenues for each of the periods indicated.

We present EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

EBITDA has limitations as an analytical tool. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and EBITDA only supplementally.